KPMG LLP

Suite 500

191 West Nationwide Blvd.

Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 27, 2024, except for the effects of the reverse share split of Short Bitcoin ProFund discussed in Note 8 to the consolidated financial statements, as to which the date is October 31, 2024, with respect to the consolidated financial statements and consolidated financial highlights of Bitcoin ProFund and Short Bitcoin ProFund, and the related notes, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP

Columbus, Ohio

November 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.